Exhibit 99.1

October 17, 2007

SOLITARIO ANNOUNCES ENTERING INTO COSTLESS COLLAR ON ITS KINROSS STOCK HOLDINGS

Denver, Colorado: Solitario Resources Corporation (Solitario) announces that on October 12, 2007 Solitario entered into a Zero-Premium Collar Hedge (the "Hedge") with UBS AG, London, England, an Affiliate of UBS Securities LLC (collectively "UBS") whereby Solitario pledged 900,000 shares of Kinross Gold Corporation ("Kinross") common shares to be sold (or delivered back to Solitario with any differences settled in cash) in the amounts of (i) 400,000 shares on April 14, 2009 (18 months) for a lower threshold price of no less than $13.81 per share (the "Floor Price") and an upper threshold price of no more than $21.77 per share (Cap Price One); (ii) 400,000 shares on April 13, 2010 (30 months) for a lower threshold of the Floor Price and an upper threshold price of no more than $24.46 per share ("Cap Price Two"); and (iii) 100,000 shares on April 12, 2011 (42 months) for no less than the Floor Price and an upper threshold price of no more than $27.62 per share ("Cap Price Three").

The business purpose of the Hedge is to provide downside price protection of the Floor Price on approximately 900,000 shares of the 1,342,920 shares Solitario currently owns, in the event Kinross stock drops significantly from the current price. In consideration for obtaining this price protection, Solitario has given up the upside appreciation above the Cap Prices discussed above during the term of the respective tranches. Kinross' quoted closing price was $16.37 per share on October 12, 2007, the date of the initiation of the Hedge.

The Hedge is structured as a European-style synthetic hedge, which allows for the close of the position of each tranche (the "Termination") of the Hedge only on the specific dates for each tranche, 18, 30 and 42 months from the date of entering into the Hedge. UBS will keep any ordinary cash dividends declared by Kinross on any of the shares subject to the Hedge during the term of the Hedge. Solitario has the option to satisfy its obligations under the Hedge upon Termination of each tranche in either cash or Kinross shares. The market price of Kinross for determining the cash settlement price will be based upon the volume weighted-average price of Kinross on the Termination date of each tranche.

The above description of the Hedge is described more fully in a form 8-K as filed with the Securities and Exchange Commission today.

Chris Herald, President and CEO of Solitario stated that the protection provided on approximately two-thirds of our investment in Kinross, which is the largest single asset on our balance sheet, gives Solitario excellent downside protection against that asset while still preserving significant potential appreciation (with a weighted average capped price of $23.62 on our hedged Kinross shares), and allowing Solitario to fully participate in all appreciation related to our non-hedged Kinross shares. Furthermore, this price protection provides additional confidence that Solitario will have an assured source of funds to meet our exploration needs for approximately the next four years at current exploration and expenditure levels.

ABOUT SOLITARIO

Solitario is a gold, silver, platinum-palladium, and base metal exploration company actively exploring in Brazil, Mexico, Peru and Bolivia. Solitario has significant business relationships with Newmont Mining, Anglo Platinum and Votorantim Metais. Solitario has approximately US$22 million in cash and marketable securities and no debt. Solitario is traded on the American Stock Exchange (AMEX: XPL) and on the Toronto Stock Exchange (TSX: SLR). Additional information about Solitario is available online at www.solitarioresources.com

FOR MORE INFORMATION, CONTACT:
Christopher E. Herald President & CEO	(303) 534-1030
James R. Maronick CFO	(303) 534-1030

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding potential mineralization and reserves, exploration results and future plans and objectives of Solitario, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The recovery of Solitario's investment in Kinross is subject to many factors beyond the control of Solitario, including market price changes in the price of Kinross stock. Development of Solitario's properties are subject to the success of exploration, completion and implementation of an economically viable mining plan, obtaining the necessary permits and approvals from various regulatory authorities, compliance with operating parameters established by such authorities and political risks such as higher tax and royalty rates, foreign ownership controls and our ability to finance in countries that may become politically unstable. Important factors that could cause actual results to differ materially from Solitario's expectations are disclosed under the heading "Risk Factors" and elsewhere in Solitario's documents filed from time to time with Canadian Securities Commissions, the United States Securities and Exchange Commission and other regulatory authorities. This release also contains information about adjacent properties on which Solitario has no right to explore or mine. We advise U.S. investors that the SEC's mining guidelines strictly prohibit information of this type in documents filed with the SEC. U.S. investors are cautioned that mineral deposits on adjacent properties are not indicative of mineral deposits on our properties.

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